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                                                                     EXHIBIT 5.1

              STATEMENT DETAILING COMPUTATION OF PER SHARE EARNINGS

     For the year ended July 31, 2006 per audited Financial Statements:

                - net income (loss)                             $(3,926,921)

         Weighted Average Number of Shares
         Outstanding Calculated as follows:            12,818,189
                                                       ==========

            Number of Shares          Weight          Weighted Average
                                                      Number of Shares

              12,818,189               1.00               12,818,189
                                                          ----------
                                                          12,818,189

         Income (Loss) Per Share                                    $($0.31)


     For the year ended July 31, 2005 per audited Financial Statements:

                - net income (loss)                             ($7,363,054)

         Weighted Average Number of Shares
         Outstanding Calculated as follows:            12,860,438
                                                       ==========
            Number of Shares          Weight         Weighted Average
                                                     Number of Shares

              12,997,551               0.04                  519,902
              12,976,451               0.04                  519,058
              12,938,051               0.04                  517,522
              12,909,751               0.04                  516,390
              12,862,651               0.04                  514,506
              12,818,189               0.80               10,273,060
                                                          ----------
                                                          12,860,438

         Income (Loss) Per Share                                     ($0.57)